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                                                                    Exhibit 10.2
                        MORNINGSTAR, INC. INCENTIVE PLAN



                                    ARTICLE 1

                              STATEMENT OF PURPOSE

The compensation policies of Morningstar, Inc. (the "Company") are intended to support the Company's overall objective of enhancing Shareholder value. In furtherance of this philosophy, the Company has designed this Morningstar, Inc. Incentive Plan (the "Plan") to provide incentives for business performance, reward contributions towards goals consistent with the Company's business strategy, and enable the Company to attract and retain highly qualified Employees.

                                    ARTICLE 2

                                   DEFINITIONS

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1 "AFFILIATE" means any parent, subsidiary or other entity that is (directly or indirectly) controlled by, or controls, the Company.

2.2  "BOARD" means the Morningstar, Inc. Board of Directors.

2.3 "BONUS" means the incentive compensation determined under Section 4.4 of the Plan payable in cash.

2.4 "BONUS BANK" means a bookkeeping account maintained by the Company pursuant to Section 4.6(b) of the Plan.

2.5 "BONUS POOL" means an amount that may be allocated to a Business Unit for allocation among the Eligible Employees of such Business Unit.

2.6 "BUSINESS UNIT" means an organizational unit of business within the Company, as identified by the Company.

2.7  "CODE" means the Internal Revenue Code of 1986, as amended.

2.8 "COMMITTEE" means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for "outside directors" under Section 162(m) and the regulations thereunder and the independence requirements of the NASDAQ marketplace rules or any other applicable exchange on which Morningstar, Inc.'s common equity is at the time listed, in each case as in effect from time to time.

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2.9  "COMPANY" means Morningstar, Inc. and any of its Subsidiaries that adopt this Plan or that have Employees who are participants under this Plan.

2.10 "DISABILITY" means permanent and total disability as defined in the Company's long term disability plan, or if no such plan is then in effect, as defined in Code Section 22(e)(3).

2.11 "EFFECTIVE DATE" means January 1, 2005.

2.12 "EMPLOYEE" means any person employed on a full-time or part-time basis by the Company or an Affiliate in a common law employee-employer relationship, but shall not include any commissioned sales employees, temporary employees, interns, leased employees, or independent contractors. A Participant shall not cease to be an Employee for purposes of this Plan in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or among the Company, its Subsidiaries or any successor.

2.13 "EXECUTIVE OFFICER" means any Employee who is an "executive officer" as defined in Rule 3b-7 promulgated under the Exchange Act.

2.14 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

2.15 "PARTICIPANT" means an Executive Officer or Employee as described in
     Article 3 of this Plan.

2.16 "PERFORMANCE PERIOD" means the period for which a Bonus may be paid. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 and ending on December 31 of any year.

2.17 "PLAN" means the Morningstar, Inc. Incentive Plan, as it may be amended from time to time.

2.18 "RETIREMENT" means a Termination of Employment, after appropriate notice to the Company, (a) on or after the earliest permissible retirement date under a qualified pension or retirement plan of the Company, or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.19 "SEC" means the U.S. Securities and Exchange Commission.

2.20 "SECTION 162(M)" means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.21 "TERMINATION OF EMPLOYMENT" means (a) the termination of the Participant's active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant's employing Company ceases to be an Affiliate.

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                                    ARTICLE 3

                                  PARTICIPATION

An Executive Officer or other Employee of the Company designated by the Committee individually or by classification shall be a Participant in this Plan and shall continue to be a Participant until any Bonus he may receive has been paid or forfeited under the terms of this Plan. The amount of a Participant's Bonus, if any, will be governed by Article 4.

                                    ARTICLE 4

                                INCENTIVE BONUSES

4.1 OBJECTIVE PERFORMANCE GOALS. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Morningstar, Inc., for one or more of its Subsidiaries, Business Units, divisions, organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more Participants or Business Units, or in any combination of the two.

4.2 FINANCIAL MEASURES. The Committee shall use any one or more of the following financial measures to establish objective performance goals under
     Section 4.1: earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net earnings; operating earnings or income; earnings growth; net income (absolute or competitive growth rates comparative); net income per share; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on shareholders' equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders' equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; ratio of operating expenses to operating revenues; gross revenue or revenue by pre-defined business segment (absolute or competitive growth rates comparative); revenue backlog; margins realized on delivered services; total Shareholder return; dept-to-capital ratio or market share. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities;

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     recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

4.3 PERFORMANCE EVALUATION. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met by the respective Company, Business Unit, Executive Officers, Employees or otherwise subject to such performance goals, and the extent to which such performance goals may have been exceeded.

4.4 BONUS. If the Committee has determined that objective performance goals established for that Performance Period have been satisfied, the Committee will determine in its discretion or based on formulae the Committee may establish for such Performance Period, the amount of bonuses payable by the Company. Bonus amounts determined by the Committee may be expressed as individual Bonuses payable to an Employee or as one or more Bonus Pools to be allocated to one or more Business Units. Any Bonus Pool will thereafter be allocated as individual Bonuses among Employees employed by such Business Unit in the discretion of the senior executive of such Business Unit (or his or her designee).

4.5  ELIGIBILITY FOR PAYMENTS.

          (a) Except as otherwise provided in this Section 4.5, a Participant will be eligible to receive his or her Bonus only if the Participant is employed by the Company continuously from the first day of the Performance Period up to and including the last day of the Performance Period.

          (b) Under Section 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the last day of the Performance Period, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Bonus or payment. Any determination as to a Participant's eligibility for a Bonus or payment under this Section 4.5(b) may be deferred for a reasonable period after such Participant's return to active employment.

          (c) The Committee may determine, in its sole discretion, that (i) a Bonus will be payable pro-rata for a Participant who either becomes an Employee during the Performance Period or terminates his or her employment with the Company during the Performance Period due to death, Retirement or Disability.

4.6  PAYMENT, BONUS BANK OR DEFERRAL OF THE BONUS.

          (a) As soon as practicable after the amount of a Participant's Bonus is determined under Section 4.4, the Company shall pay the portion of the Bonus to the Participant that is not otherwise put in Bank or deferred under this Section 4.6. Payments under the Plan shall be made on or before the date that is 2-1/2 months after the end of the

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     calendar year which includes the end of the Performance Period. The Company shall deduct from any Bonus, any applicable Federal, state and local income and employment taxes, and any other amounts that the Company is otherwise required to deduct. Any payment attributable to a deceased Participant shall be made to the beneficiary designated in the Company's qualified 401(k) plan or, if no beneficiary is so designated, to his or her spouse or, if none, to his or her estate.

          (b) The Committee may in its discretion designate that any portion of a Participant's Bonus for a Performance Period shall be held in a Bonus Bank. Any Bonus held in a Bonus Bank shall become payable only upon the satisfaction of objective performance goals identified and established by the Committee for the following Performance Period. If such objective performance goals are met in the following Performance Period, the Bonus held in a Bonus Bank on behalf of such Participant shall be payable under
     Section 4.6(a), with interest at a risk-free rate as determined by the Committee. If such objective performance goals are not met in the following Performance Period, any Bonus held in a Bonus Bank on behalf of such Participant will be forfeited unless otherwise determined by the Committee in its discretion.

          (c) Subject to the Committee's approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.

                                    ARTICLE 5

                                 ADMINISTRATION

5.1 GENERAL ADMINISTRATION AND DELEGATION OF AUTHORITY. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. As permitted by applicable law and the Company, the Committee may delegate any of its duties and authority under the Plan.

5.2 ADMINISTRATIVE RULES. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3 COMMITTEE MEMBERS NOT ELIGIBLE. No member of the Committee shall be eligible to participate in this Plan.

5.4 COMMITTEE MEMBERS NOT LIABLE. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus paid hereunder.

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5.5  DECISIONS BINDING. All decisions, actions and interpretations of the
     Committee concerning this Plan directors, and on all Participants and other persons claiming rights under this Plan.

5.6      APPLICATION OF SECTION 162(m).

          (a) This Plan is intended to be administered, interpreted and construed so that Bonus payments remain tax deductible to the Company and unlimited by Section 162(m), which restricts under certain circumstances the Federal income tax deduction for compensation paid by a publicly held company to named executives in excess of $1 million per year. As of this Plan's Effective Date, Section 162(m) shall not apply because the Company is not a "publicly held corporation" under Section 162(m). If the Company should become publicly held, the Plan is intended to be exempted from
     Section 162(m) based on Treasury Regulation Section 1.162-27(f), which generally exempts from the application of Section 162(m) compensation paid pursuant to a plan that existed before a company becomes publicly held. Under such Treasury Regulation, this exemption is available to this Plan for the duration of the period that lasts until the earlier of the expiration or material modification of this Plan or the first meeting of Shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company first becomes subject to the reporting obligations of Section 12 of the Exchange Act. The Committee, or the Board, may, without Shareholder approval, amend this Plan retroactively or prospectively to the extent it determines necessary to comply with any subsequent amendment or clarification of Section 162(m) required to preserve the Company's Federal income tax deduction for compensation paid pursuant to this Plan.

          (b) To the extent that the Committee determines that Section 162(m) applies to a Bonus payable to an Executive Officer under the Plan and the exemption described in Section 5.6(a) above is no longer available, such
     Bonus: (i) shall be intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m); (ii) shall be contingent upon Shareholder approval of this Plan in accordance with
     Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations; (iii) shall not originate from a Bonus Pool awarded to a Business Unit, but rather be set forth as a specified formula that may be based on a percentage of compensation applicable to the Executive Officer; (iv) shall not exceed $5,000,000 for any Performance Period, (v) shall be payable only after the Committee certifies in writing that the applicable performance goals for such Performance Period have been achieved; and (vi) shall comply with such other requirements as necessary to qualify as performance-based compensation under Section 162(m).

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                                    ARTICLE 6

                             AMENDMENTS; TERMINATION

This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the Shareholders of Morningstar, Inc. if such approval is necessary to qualify Bonuses as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the rules of the New York Stock Exchange, Inc. or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

                                    ARTICLE 7

                                OTHER PROVISIONS

7.1 BONUSES NOT ASSIGNABLE. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.2 PARTICIPANT'S RIGHTS. The right of any Participant to receive any Bonus granted or allocated to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus or portion of a Bonus Pool for a Performance Period because of a Participant's participation in this Plan for any prior Performance Period or employment during such Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.

7.3 TERMINATION OF EMPLOYMENT. The Company retains the right to terminate the employment of any Participant or other Employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.4 EXCLUSION FROM BENEFITS. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.5 SUCCESSORS. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Morningstar, Inc.'s business or assets, shall assume Morningstar, Inc.' liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Morningstar, Inc. would be required to perform if no such succession had taken place.

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7.6  LAW GOVERNING CONSTRUCTION. The construction and administration of this
     Plan and all questions pertaining thereto shall be governed by the laws of the State of Illinois, except to the extent that such law is preempted by Federal law.

7.7 HEADINGS NOT A PART HERETO. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.8 SEVERABILITY OF PROVISIONS. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.9 OFFSETS. The Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant's death).

7.10 DISPUTE RESOLUTION. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party describing the facts and claims for each claim. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint, unless the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.


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